                                                                    EXHIBIT 10.5

                                                                  CONFORMED COPY




                              Dated 30th June 1999





                              BP CHEMICALS LIMITED





                                     -and-





                          HUNTSMAN ICI CHEMICALS LLC





                 ============================================


                             Asset Sale Agreement


                 ============================================













                                Slaughter and May
                              35 Basinghall Street
                                 London EC2V 5DB
                                   (JCXT/REL)

                                    CONTENTS

1.  DEFINITIONS AND INTERPRETATION.......................................   4

2.  SALE OF BPCL INTEREST AND THE OTHER ASSETS...........................   9

3.  CONSIDERATION........................................................   9

4.  CONDITIONS...........................................................  10

5.  CONDUCT BEFORE CLOSING...............................................  11

6.  CLOSING..............................................................  12

7.  FURTHER ASSURANCE....................................................  14

8.  EMPLOYEES............................................................  15

9.  WARRANTIES...........................................................  15

10. OTHER PROVISIONS RELATING TO THE WARRANTIES AND INDEMNITIES..........  16

11. LIMITATIONS ON CLAIMS................................................  18

12. FURTHER LIMITATIONS ON CLAIMS........................................  20

13. UNDERTAKINGS.........................................................  23

14. COSTS................................................................  24

15. PERFORMANCE BY GROUP MEMBERS; CAPACITY OF PARTIES....................  24

16. ANNOUNCEMENTS........................................................  25

17. ENTIRE AGREEMENT.....................................................  25

18. VARIATION............................................................  26

19. ASSIGNMENT...........................................................  26

20. SEVERABILITY.........................................................  28

21. COUNTERPARTS.........................................................  28

22. NOTICES..............................................................  28

23. GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS...................  29

24. EXERCISE OF RIGHTS AND REMEDIES......................................  29

25. CONFIDENTIALITY......................................................  30

SCHEDULE 1 CLOSING.......................................................  31

SCHEDULE 2 WARRANTIES....................................................  33

SCHEDULE 3 SITE..........................................................  38

THIS ASSET SALE AGREEMENT is made the 30th day of June 1999

BETWEEN:

(1) BP CHEMICALS LIMITED a company incorporated in England and Wales with registered number 194971 whose registered office is at Britannic House, 1 Finsbury Circus, London EC2M 7BA (the Vendor) as agent for BP International Limited; and

(2) HUNTSMAN ICI CHEMICALS LLC a limited liability company formed under the laws of Delaware whose principal place of business is at 500 Huntsman Way, Salt Lake City, Utah, USA (the Purchaser) as agent for Huntsman ICI Petrochemicals (UK) Limited.

WHEREAS:

(A) The Vendor (as agent for BP International Limited) owns an undivided 20 per cent. share in the Plants (as defined below).

(B) The Vendor wishes to sell and the Purchaser (as agent for Huntsman ICI Petrochemicals (UK) Limited) wishes to purchase the Vendor's 20 per cent. ownership interest in the Plants (including certain related rights and assets) on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1.       Definitions And Interpretation

1.1 In this Agreement, except so far as the context otherwise requires, the following terms shall have the following meanings:

         Ancillary Agreements means the following documents in the agreed form:

         (a)    Product Supply Agreement (ethylene, propylene and butadiene);

         (b)    Ethylene Infrastructure Agreement;

         (c) Ownership, Operating, Use and Maintenance Agreement (Wilton-Grangemouth pipeline); and

         (d)    Operating and Maintenance Agreement (Liquefaction 4);

         Assets has the meaning given in clause 2;

         BPCL Interest means (a) the Vendor's 20 per cent. undivided ownership interest in the Plants and (b) to the extent that the same are not extinguished upon the termination at Closing of the BP/ICI Joint Venture Agreements, all the Vendor's right, title and interest in and to the Related Assets;

         BP/ICI Joint Venture Agreements has the meaning given in the Tripartite Agreement;

         Business Day means a day (excluding Saturdays) on which banks generally are open in London, Salt Lake City and New York City for the transaction of normal banking business;

         Claim means any Warranty Claim;

         Closing means the completion of the sale and purchase of the BPCL Interest and the other Assets and related matters in accordance with clause 6;

         Closing Date means the date on which Huntsman/ICI Closing occurs pursuant to the Contribution Agreement, or such other date as the parties may agree in writing;

         Computer Systems means IT systems (hardware, software and networks infrastructure) and all embedded information technology contained in material plant, machinery and equipment;

         Conditions has the meaning given in the Tripartite Agreement;

         Confidentiality Agreements has the meaning given in the Tripartite Agreement;

         Consideration has the meaning given in clause 3.1;

         Contracts means:

         (a) the "ECR Supply Agreement - 1999" between the Vendor and Cabot Europa, which was extended for the period from 1st January 1999 to 31st December 1999 pursuant to a letter dated 28th September 1998 from the Vendor to Cabot Europa;

         (b) the Erskine Condensate Sales Agreement dated 30th January 1998 between Britoil Public Limited Company and BP Chemicals Limited;

         (c) (to the extent still in effect) the Licence Agreement dated 10th May 1978 between BP Trading Limited, the Vendor and ICI Limited;

         (d) (to the extent still in effect) the Licence Agreement dated 9th May 1977 between Bayer AG, ICI Limited and the Vendor; and

         (e) (to the extent still in effect), those of the BP/ICI JV Agreements to which BPCL is a party and which are indicated with an asterisk in Schedule 1 to the Tripartite Agreement;

         Contribution Agreement means the contribution agreement dated as of 15th April 1999 between (1) Imperial Chemical Industries PLC, (2) Huntsman Specialty Chemicals Corporation, (3) Huntsman ICI Holdings, LLC and (4) the Purchaser (as amended), a copy of which will be provided to the Vendor within 5 Business Days of the date of this Agreement (with any commercially sensitive information blanked out);

         Costs means liabilities, losses, damages, costs (including reasonable legal costs), charges, penalties and expenses (including Tax);

         Cracker Stocks means all the stocks of fuels, spare parts and loose tools and fittings beneficially owned by any member of the Vendor's Group, or under the control of any member of the Vendor's Group (subject to reservation of title by the relevant supplier), exclusively or primarily for the purposes of the Plants (including where held by a consignee), but excluding the Excluded Stocks;

         Disclosed Matters means any fact, matter, event or circumstance which is fairly disclosed in the Disclosure Letter and/or which is deemed to be disclosed in the Disclosure Letter in accordance with its terms or for which the Vendor is stated not to be liable in the Disclosure Letter;

         Disclosure Letter means the disclosure letter in the agreed form from the Vendor to the Purchaser delivered immediately before the signing of this Agreement;

         dollar or $ means the lawful currency of the United States of America;

         Excluded Stocks means feedstocks, stocks-in-process and finished stocks beneficially owned by any member of the Vendor's Group or under the control of any member of the Vendor's Group (subject to reservation of title by the relevant supplier);

         Group means, in relation to the Vendor or the Purchaser, that party and its Subsidiaries for the time being and any undertaking which controls, is controlled by or is under common control with that party for the time being;

         Huntsman/ICI Closing means Closing or, if applicable, Delayed Closing of the transfer of the Olefins Manufacturing Business pursuant to the Contribution Agreement (and in this definition "Closing", "Delayed Closing" and "Olefins Manufacturing Business" have the meanings given to them in the Contribution Agreement);

         HSCC's Group has the meaning given in the Contribution Agreement;

         Information means all information, know-how and techniques (whether or not confidential and in whatever form held) including, without limitation, all:

         (a) formulae, designs, specifications, drawings, data, manuals and instructions;

         (b)    customer lists, sales, marketing and promotional literature;

         (c)    business plans and forecasts; and

         (d)    technical or other expertise;

         Intellectual Property Rights means patents, trade marks, service marks, trade names, business names, rights in designs, copyright (including rights in computer software and moral rights), database rights, rights in domain names and all other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any of the foregoing rights, and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world but excluding Information;

         Permitted Encumbrances means (a) security interests in the ordinary course of business or by operation of law, security interests arising under sales contracts with title retention provisions and equipment leases with third parties entered into in the ordinary course of business and security interests for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty, and (b) other imperfections in title and encumbrances, if any, which do not materially impair the continued use and operation of the assets to which they relate;

         Plants means the plants at Wilton known as JVO6, JVB3 and GTU and (save in the Recitals and in the definitions of BPCL Interest and Related Assets) includes the Related Assets;

         Related Assets means the plant and infrastructure relating to the Plants and used for (a) the storage and distribution of products and feedstock and/or (b) the production of products, but excluding Liquefaction 4 (as defined in the Operating and Maintenance Agreement (Liquefaction 4) in the agreed form);

         Related Persons means, in relation to the relevant person, any of its agents, directors, officers, employees, advisers or consultants and any other person which the relevant person has engaged or instructed in connection with the transactions contemplated by this Agreement;

         Relates to means exclusively or predominantly used in, developed or acquired for use in and Relate to shall be construed accordingly;

         relief includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of or saving of Tax, and any reference to the use or set off of relief shall be construed accordingly;

         Repeated Warranties means the Warranties set out in paragraphs 1, 2, 4.4, 4.5, 4.6, 4.7, 5.3 and 8.1 of Schedule 2;

         Senior Employee means any employee of any member of the Purchaser's Group employed at ICI Job Grade 40 and above (or at or above the equivalent grade within the Purchaser's Group);

         Site means the property listed in Schedule 3;

         Spot Rate means the spot rate of exchange (closing mid-point) on the relevant date, as quoted in the London edition of the Financial Times first published thereafter or, where no such rate of exchange is published in respect of that date, at the rate quoted by Citibank N.A. as at the close of business in London on that date;

         Tax means all taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, sales, transfer, franchise and payroll taxes and any national insurance or social security contributions, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to any company or any other person and of whether any amount in respect of them is recoverable from any other person;

         Tripartite Agreement means the agreement dated the same date as this Agreement entered into between (1) the Vendor, (2) Imperial Chemical Industries PLC, (3) ICI Chemicals & Polymers Limited, (4) Huntsman Specialty Chemicals Corporation, (5) Huntsman ICI Holdings, LLC and (6) the Purchaser;

         Transaction Agreements means this Agreement, the Ancillary Agreements, the Disclosure Letter and any other agreements referred to in this Agreement and to be entered into in accordance with this Agreement on the date of this Agreement or on or prior to Closing;

         VAT means value added tax or any similar sales or turnover tax;

         Vendor's Bank Account means account number 89842 with Citibank, London Branch, Sort Code 18-50-08 (account name BP International Limited);

         Warranties means the warranties set out in Schedule 2 (and shall include, for the avoidance of doubt, the Repeated Warranties);

         Warranty Claim means any claim in respect of any breach of a Warranty.

1.2      In this Agreement, unless the context otherwise requires:

         (a) references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

         (b) the headings are inserted for convenience only and shall not affect the construction of this Agreement;

         (c)    references to one gender include all genders;

         (d) any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted (with or without modification) and includes all instruments or orders made under such enactment but, where any such amendment, consolidation or re-enactment would increase or reduce the Vendor's liability under the Warranties, such amendment, consolidation or re-enactment of such legislation shall not be taken to increase or reduce the liability of the Vendor under the Warranties;

         (e) any reference to a document in the agreed form is to the form of the relevant document agreed between the parties and initialled by them or on their behalf for identification purposes;

         (f) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term; and

         (g) Subsidiary means, in relation to an undertaking (the holding undertaking), any other undertaking in which the holding undertaking (or persons acting on its or their behalf) for the time being directly or indirectly holds or controls either:

                (a) a majority of the voting rights normally exercisable at general meetings of the members of that undertaking; or

                (b) the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors or other body exercising management powers of that undertaking on all, or substantially all, matters, and any undertaking which is a Subsidiary of another undertaking is also a Subsidiary of any further undertaking of which that other is a Subsidiary. For this purpose, undertaking means a body corporate or partnership or an unincorporated association carrying on trade or a business with or without a view to profit. In relation to an undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or organs (as the case may be) appropriate to undertakings of that description.

1.3 The Schedules comprise schedules to this Agreement and form part of this Agreement. Accordingly any reference to this Agreement shall include the Schedules.

1.4 Where it is necessary to determine whether a monetary amount, limit or threshold set out in this Agreement has been reached or exceeded (as the case may be) and the value of any sum to be taken into account in making that determination is expressed in a currency other than the currency in which such monetary amount, limit or threshold is expressed, such sum shall be translated into the currency in which such monetary amount, limit or threshold is expressed at the Spot Rate on the relevant date. The relevant date for the purposes of any Claim shall be the Business Day on which the party against whom the Claim is made receives written notification of that Claim or, if that day is not a Business Day, the Business Day next following.

2.       Sale Of BPCL Interest and the other Assets

         On and subject to the terms set out in this Agreement, the Vendor agrees with the Purchaser that the Vendor shall sell or procure the sale by each relevant member of the Vendor's Group of, and that the Purchaser shall purchase or procure the purchase of, the Assets listed below and the Purchaser (as agent for Huntsman ICI Petrochemicals (UK) Limited) undertakes to purchase or to procure the purchase of the Assets listed below, in each case as at and with effect from Closing but free from all liens, charges and encumbrances (other than, in the case only of the Assets in (b) and (e) below, Permitted Encumbrances) and all other rights exercisable by third parties (subject to the rights of the counterparties to the Contracts and as otherwise indicated in this Agreement, including without limitation in clause 6.6):

         (a)    the BPCL Interest;

         (b)    the Cracker Stocks;

         (c)    the benefit (subject to the burden) of the Contracts;

         (d) books and records of the Vendor's Group to the extent relating to the Contracts but excluding (i) materials relating to a Contract but dated before the date of the Contract and (ii) internal notes, memoranda and analyses relating to the Contracts;

         (e) all other property rights and all other assets of whatsoever nature to which any member of the Vendor's Group is entitled and which are used exclusively or primarily in the operation of the Plants, but always excluding the Excluded Stocks,

         (together, the Assets).

3.       Consideration

3.1 The consideration (Consideration) for the Assets shall be the payment in cash by Huntsman ICI Petrochemicals (UK) Limited to the Vendor of the sum of (pound)73,333,333 (payment of which shall be procured by the Purchaser). The Consideration shall be apportioned as follows:

         (a)    the plant and equipment comprised              (pound)73,333,330
                within the BPCL Interest                      (less the net book
                                                                    value of the
                                                                 Cracker Stocks)

         (b)    the Cracker Stocks                                  the net book
                                                                   value thereof

         (c)    the benefit (subject to the burden)                     (pound)1
                of the Contracts

         (d)    books and records                                       (pound)1

         (e)    other property rights and assets      (pound)1.

3.2 The apportionment of the Consideration as described in clause 3.1 shall be adopted by the Vendor (on behalf of itself and each of the relevant members of the Vendor's Group) and the Purchaser for all purposes (including Tax) except as otherwise required by law.

3.3 The Consideration shall be paid free from any set-off, deduction or withholding whatsoever.

3.4 If any payment is made by the Vendor to the Purchaser pursuant to a claim under any indemnity under this Agreement or pursuant to any Warranty Claim, the payment shall so far as possible be made by way of reduction to the Consideration payable with respect to the appropriate Assets.

3.5 Any sum payable by the Purchaser for itself to the Vendor for itself or (on the basis described in clause 10.1) as agent for the relevant members of the Vendor's Group under this Agreement is exclusive of any amounts in respect of applicable VAT.

3.6 The Purchaser shall procure the payment to the Vendor in addition to the Consideration an amount equal to the VAT chargeable in respect of the Assets against delivery by the Vendor of an appropriate VAT invoice.

4.       Conditions

4.1 The obligations of the parties under clause 2 are conditional upon the Conditions being fulfilled (or waived). Each party shall use all reasonable endeavours to procure (so far as it lies within its respective powers to do so) that each of the Conditions, to the extent that they are not waived, are fulfilled as soon as possible, but in any event before 31st October 1999 (the Termination Date).

4.2 If the Conditions are not satisfied or waived on or before the Termination Date, this Agreement shall automatically terminate.

4.3 If this Agreement terminates or is terminated in accordance with this clause 4 then the obligations of each party under this Agreement (except for obligations under clauses 14, 15, 16, 17, 18, 19, 21, 22, 23, 24 and 25) shall automatically terminate, provided that the rights and liabilities of the parties which have accrued prior to termination shall subsist.

4.4 Subject to the provisions of the Tripartite Agreement, no Condition may be waived except by written agreement of the parties.

4.5 Each party shall notify the other parties as soon as reasonably practicable after it becomes aware that any Condition has been satisfied.

4.6 If any fact which makes any of the Conditions incapable of being satisfied on or before the Termination Date comes to the knowledge of any party at any time prior to Closing, then that party shall notify the other parties of that fact. The parties shall then first negotiate in good faith and use their reasonable endeavours to agree an alternative set of arrangements which place the parties in no worse a position than it would have been in had the relevant Condition been capable of being satisfied, so far as is practicable in the time available before the Termination Date. If such endeavours and negotiations in good faith have taken place and it has not been possible to agree to such an alternative set of arrangements, then either party shall be entitled to treat this Agreement as terminated by written notice to the other party, provided that neither party shall be entitled to treat this Agreement as terminated where that party is in breach of its obligations under clauses 4.1 to 4.5 where such breach has contributed materially to the non-satisfaction of the Condition.

5.       Conduct before Closing

5.1      The Vendor will ensure that, until Closing:

         (a) it and each other applicable members of the Vendor's Group will exercise its rights and perform or comply with its obligations under the BP/ICI Joint Venture Agreements and the Contracts in the ordinary and normal course and without any alteration in nature or manner (save for routine and unimportant matters) and on sound commercial principles consistent with those applied by it during the financial period ended on the 31st December 1998 and, to the extent relevant, so as to protect and maintain the Plants;

         (b) all reasonable measures are taken by it and other applicable members of the Vendor's Group, consistent with past practice, to protect and maintain the Assets (other than the Plants).

5.2 Without prejudice to the generality of clause 5.1, until Closing the Vendor will ensure, in respect of the Assets and the operation of the Plants, that without the prior written consent of the Purchaser:

         (a) no member of the Vendor's Group will dispose of, or agree to dispose of or grant or agree to grant any option or other right over or licence of, any Asset (except in the ordinary course of business on normal arm's length terms);

         (b) no member of the Vendor's Group will embark on a programme, submit any bid or tender or make any contract or commitment in relation to the Plants which is likely to involve more than (pound)50,000 (save for the renewal of an existing leasehold interest in any property on arm's length terms) by reference to:

                (i)    value; or

                (ii)   capital expenditure or costs; or

                (iii)  liabilities,
                or (whatever the sum involved) is likely (aa) to result in any material change in the nature of the operations, liabilities and activities of the Plants or (bb) to involve any abnormal or unusual commitment in relation to the Plants;

         (c) no member of the Vendor's Group will make any material change in the extent of the insurance cover relating to the Plants and the Assets as taken out by any member of the Vendor's Group (if any); and

         (d) no member of the Vendor's Group will amend, terminate, transfer, assign or grant any waiver in relation to the Contracts.

         The Purchaser will consider and provide a response to any request for such consent as promptly as reasonably practicable.

5.3 To the extent that any matter referred to in clause 5.2 is within the control of ICI Chemicals & Polymers Limited as owner and operator of the Plants, the Vendor's obligation under clause 5.2 shall be construed as an obligation to exercise its rights and discretions under the BP/ICI Joint Venture Agreements in a manner consistent with the requirements of clause 5.2.

6.       Closing

6.1 Subject to clause 6.6, beneficial ownership and risk in respect of each of the Assets shall pass to Huntsman ICI Petrochemicals (UK) Limited on Closing. Closing shall take place at such place or places outside the United Kingdom as are agreed between the Vendor and the Purchaser. Closing shall take place on the Closing Date.

6.2      (a)    The Vendor agrees with the Purchaser that the Vendor and each relevant member of the Vendor's Group shall at Closing transfer the Assets and shall do, or procure the doing of, all those things listed in relation to them in Schedule 1; and

         (b) the Purchaser agrees with the Vendor that the Purchaser shall at Closing do, or procure the doing of, all those things listed in relation to it in Schedule 1.

6.3 The cash sum to be paid by Huntsman ICI Petrochemicals (UK) Limited to the Vendor at Closing shall be paid by Huntsman ICI Petrochemicals (UK) Limited (and the Purchaser shall procure such payment) to the Vendor's Bank Account in immediately available funds and the Vendor shall receive such payment on its own account and as agent for each relevant member of its Group.

6.4 At Closing, the Vendor and the Purchaser shall procure that the members of its Group expressed to be parties thereto shall enter into the Ancillary Agreements.

6.5 Each party (first party) agrees with the other party (on behalf of itself and the members of its Group) to indemnify and keep indemnified on an after Tax basis the other party and each member of its Group against any Cost which it may incur or suffer as a result of any document delivered by the first party (or any member of its Group) pursuant to this clause 6 being unauthorised, invalid or for any other reason ineffective for its purpose or as a result of any document required to be delivered by the first party (or any member of its Group) pursuant to clause 6.2 and Schedule 1 not being so delivered, save that for the avoidance of doubt nothing in this clause 6.5 shall operate to transfer to the Vendor or any member of its Group any responsibility for any stamp duty or other transfer or similar taxes which may arise pursuant to this Agreement.

6.6 Insofar as the benefit and burden of the Contracts cannot effectively be or are not permitted to be assigned or transferred by the relevant member of the Vendor's Group to Huntsman ICI Petrochemicals (UK) Limited except by agreements of novation or without obtaining a consent, approval or waiver from a third party (a Consent) then the following provisions shall apply:

         (a) this Agreement shall not constitute an assignment or an attempted assignment of the relevant Contract if, or to the extent that, such an assignment or attempted assignment would constitute a breach of such Contract;

         (b) the Vendor (on behalf of itself and each relevant member of the Vendor's Group) and the Purchaser shall each use reasonable endeavours to procure that such Contracts are novated or that the necessary Consents are obtained and this Agreement shall constitute an assignment of such Contract with effect from the time when all Consents required in respect of such assignment have been obtained;

         (c) unless or until each such Contract is so novated or assigned or any necessary Consent is obtained, the relevant member of the Vendor's Group shall hold any such Contract and any moneys, goods or other benefits received thereunder as agent of the Purchaser and shall accordingly, promptly on receipt of the same, account for and pay or deliver to the Purchaser (as agent for Huntsman ICI Petrochemicals (UK) Limited) such moneys, goods and other benefits less any reasonable direct out-of-pocket costs and expenses of performance of that Contract incurred by that member of the Vendor's Group (to the extent clause 6.6(d) does not apply) (excluding, for the avoidance of doubt, management time) and the Vendor shall comply with all reasonable requests of the Purchaser in relation to that Contract or the performance thereof; and

         (d) the Purchaser shall assist the relevant member of the Vendor's Group to perform all its obligations (or, at the Vendor's request, procure the performance of all of the obligations of the relevant member of the Vendor's Group) under any such Contract as sub-contractor of the relevant Vendor provided that sub-contracting is permissible under the terms of the relevant Contract and where sub-contracting is not permissible, the Purchaser shall, provided that this is permissible under the terms of the relevant Contract, procure the performance by Huntsman ICI Petrochemicals (UK) Limited of any such Contract as agent for the relevant member of the Vendor's Group, and the Purchaser shall procure that Huntsman ICI Petrochemicals (UK) Limited in the performance of such agency or sub-contracting role shall indemnify the relevant member of the Vendor's Group (save to the extent that the Costs are caused by the relevant member's failure to comply with its obligations under this clause or to take reasonable care in performing any obligations under the relevant Contract which remain to be performed by it and save in respect of the Costs of third party claims in respect of such arrangement) on an after Tax basis against all Costs suffered or reasonably incurred in connection with any such Contracts provided that the Purchaser shall not be obliged to indemnify the relevant member of the Vendor's Group in respect of its internal administrative costs (including costs of the time of its employees) in respect of the sub-contracting or agency or arrangements described in this sub-paragraph and provided further that this indemnity shall not apply to the extent that the obligation or liability in question has arisen out of any breach of the relevant Contract by the Vendor or the relevant member of the Vendor's Group prior to the Closing Date;

         (e) no effect shall however be given to sub-paragraphs (c) or (d) above if any other party under the relevant Contract repudiates the contract, refuses to deal with the relevant member of the Vendor's Group or Huntsman ICI Petrochemicals (UK) Limited as contemplated by the said sub-paragraphs (but then only for as long as it persists with such refusal) or if giving effect thereto would constitute a breach of the relevant Contract in which case the Vendor, the relevant member of the Vendor's Group and the Purchaser will use their respective reasonable endeavours to make such other arrangements between themselves as may be permissible to implement as far as possible the effective transfer of the benefits and burden of such Contract to Huntsman ICI Petrochemicals (UK) Limited or if such arrangements cannot be made in respect of such Contract, the relevant member of the Vendor's Group and the Purchaser shall use their respective reasonable endeavours to procure that such Contract is terminated without liability to either of them (in such a manner that the Purchaser (as agent for Huntsman ICI Petrochemicals
                (UK) Limited) may, if it so requires, negotiate a new contract on its own behalf) and neither the Vendor, nor the relevant member of the Vendor's Group or the Purchaser shall have any further obligation to the other relating to the Contract after such termination.

7.       Further Assurance

7.1 Save for the Excluded Stocks, the Vendor undertakes that neither it nor any member of the Vendor's Group shall assert any right of ownership over the Site or any part thereof or over any assets which at Closing are located on the Site. To the extent such assets are legally owned by a member of the Vendor's Group, the Vendor shall procure that legal title to such assets is transferred to the Purchaser or a member of the Purchaser's Group nominated by the Purchaser as soon as practicable after Closing without further consideration and at the Vendor's cost.

7.2 The Vendor hereby grants to the Purchaser, or agrees to procure the grant to the Purchaser (in each case, for itself and for the benefit of each member of its Group) of, a non-exclusive, perpetual, irrevocable, freely transferable, royalty-free licence to use in the operation of the Plants (a) any Intellectual Property Rights owned by any member of the Vendor's Group and (b) any confidential Information the rights in which are owned by any member of the Vendor's Group which in each case has been used, within the period of 24 months preceding the date of this Agreement, at or in the operation of the Plants (or any of them).

7.3 The Purchaser shall allow the Vendor's supplies of feedstocks comprised within the Excluded Stocks and situated on the Wilton site at Closing to be processed at the Plants on the Vendor's behalf into ethylene and other co-products on the same terms as applied under the BP/ICI Joint Venture Agreements before Closing and the Vendor shall reimburse the Purchaser for all amounts that would have been payable under the BP/ICI Joint Venture Agreements in respect of such processing.

7.4      With effect from Closing, the Purchaser shall:

         (a) subject and without prejudice to clause 6.6 (which shall take precedence over this clause 7.4 in circumstances where it applies), observe and perform or procure to be observed or performed all the obligations of the Vendor (or any member of the Vendor's Group as the case may be) under the Contracts except insofar as such obligations should have been performed before Closing; and

         (b) keep the Vendor and other members of the Vendor's Group fully and effectively indemnified on an after Tax basis against any liability howsoever arising from the failure of the Purchaser to perform its obligations under subclause 7.4(a), provided that this indemnity shall not apply to the extent that the obligation or liability in question has arisen out of any breach of the relevant Contract by the Vendor or the relevant member of the Vendor's Group prior to Closing.

8.       Employees

         If the contract of employment of any employee of any member of the Vendor's Group is found or alleged to have effect after Closing as if originally made with the Purchaser or any member of the Purchaser's Group, the Vendor shall indemnify and keep indemnified on an after Tax basis the Purchaser (for itself and as agent of each applicable member of its Group) from and against any Costs arising from the employment of such employee by the relevant member of the Purchaser's Group.

9.       Warranties

9.1 Subject to clauses 10, 11 and 12, the Vendor warrants to the Purchaser (on the basis set out in clause 10) that each of the Warranties is true and accurate as at the date of this Agreement and that each of the Repeated Warranties will be true and accurate on the Closing Date as if repeated immediately before Closing by reference to the facts and circumstances subsisting at the Closing Date.

9.2 The Purchaser warrants to the Vendor that each of the following warranties is true and accurate as at the date of this Agreement and will be true and accurate on the Closing Date as if repeated immediately before Closing by reference to the facts and circumstances subsisting at the Closing Date:

         (a) the Purchaser and any other party to any Transaction Agreement who is a member of the Purchaser's Group is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated and has (or will have at the time such agreements are entered into and performed) the necessary corporate power and corporate authority to enter into and to perform those of the Transaction Agreements to which it is a party;

         (b) those of the Transaction Agreements to which they are party constitute valid and binding obligations of the Purchaser and any other party to any Transaction Agreement who is a member of the Purchaser's Group;

         (c) the execution, delivery and compliance with the terms of those of the Transaction Agreements to which they are party by the Purchaser and any other party to any Transaction Agreement who is a member of the Purchaser's Group will:

                (i) not constitute a breach of any Contract or entitle any person to terminate or avoid any Contract;

                (ii) be in compliance with the memorandum and articles of association, bye-laws or other equivalent constitutional documents of the Purchaser and such other member of its Group;

                (iii) not contravene any order, judgement, decree, law or regulation by which the Purchaser or such other member of its Group is bound;

         (d) no administrator, receiver or administrative receiver or any other equivalent officer has been appointed in respect of the Purchaser or, to the extent relevant to performance of obligations under this Agreement, any member of the Purchaser's Group or in respect of any part of the assets or undertakings of any such company;

         (e) no petition has been presented, no order has been made, no resolution has been passed and no meeting has been convened for the winding-up of the Purchaser or, to the extent relevant to performance of obligations under this Agreement, any member of the Purchaser's Group or for an administration order or the equivalent in the relevant jurisdiction of incorporation to be made in relation to any such company;

         (f) neither the Purchaser nor, to the extent relevant to performance of obligations under this Agreement, any member of the Purchaser's Group is unable to pay its debts as they fall due; and

         (g) no distress, distraint, charging order, garnishee order, execution or other equivalent process in the jurisdiction of incorporation has been levied or, so far as the Purchaser is aware, applied for in respect of the whole or any material part of the property, assets and/or undertaking of the Purchaser or, to the extent relevant to performance of obligations under this Agreement, any member of the Purchaser's Group and remains outstanding.

9.3 The warranties given by the Purchaser pursuant to clause 9.2 are given subject to the limitations in clauses 10, 11 and 12, which clauses will apply, mutatis mutandis, to the warranties given by the Purchaser.

10.      Other provisions relating to the Warranties and Indemnities

10.1 The Warranties and the indemnities given by the Vendor are given by the Vendor as principal to the Purchaser, provided that, as between the Vendor and any member of its Group, but without prejudice to the Vendor's liability as principal to the Purchaser, the

         Warranties and the indemnities given by the Vendor under this Agreement are given by the Vendor for itself and as agent for each other relevant member of the Vendor's Group. The Vendor's liability to the Purchaser in respect of any breach of the Warranties or under the indemnities given by the Vendor under this Agreement shall be no greater, and no less, than such liability would have been if such agency relationship between the Vendor and any member of its Group had not existed. The Warranties and the indemnities given by the Vendor shall only be enforceable by the Purchaser against the Vendor.

10.2 The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if such fact, matter or circumstance is a Disclosed Matter.

10.3 Without prejudice to the other provisions of this clause 10 and the provisions of clauses 11 and 12 the Vendor shall not be liable for any Warranty Claim to the extent that any of the following employees of HSCC's Group had actual knowledge at the date of this Agreement of the facts, matters, events or circumstances which are the subject matter of the Claim in question and that such facts, matters, events or circumstances constituted a breach of Warranty:

                P. Huntsman, M. Kern, K. Ninow, D. Stanutz, T. Fisher,
                K. Esplin, L. Tullos, R. Healy, R. Stolle, N. MacArthur,
                W. Chapman, K. Kemper, R Monty, B. Ridd, M. Dixon, J. Huffman,
                R. Lence, C. Dowd, L. Grossman, L. Skidmore, D. Marley,
                C. Trievel, S. Scruggs,

         and there shall be no implied requirement that such persons make any enquiries of any other person, party, body or authority.

10.4 Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement or any Ancillary Agreement.

10.5 In the Warranties, unless the context otherwise indicates, where any statement is qualified by the expression "to the best of the Vendor's knowledge and awareness", "so far as the Vendor is aware" or similar expressions, that statement shall be deemed made on the basis of the actual knowledge, at the date of this Agreement and at Closing (in the case of the Repeated Warranties), of the following persons:

                Des Gillen, Peter Skelley, Paul Bowdler, George Smith, Pat Dixon, Bill Brandt, Colin Saunders and Rob Nevin,

         but such phrases shall carry no further or other implication nor impose any requirement on such persons to make enquiries of any other person, party, body or authority.

10.6 The Vendor shall not have any liability in respect of any claim under clause 9 in respect of the Repeated Warranties to the extent that such claim arises (i) as a result of any action taken by the Vendor prior to Closing in accordance with a written request made by the Purchaser or
         (ii) as a result of any action omitted to be taken by the Vendor prior to Closing due to the Purchaser withholding its consent to any such action being taken pursuant to the Purchaser's rights under clause 5.2 if the Purchaser either knew or ought reasonably to have known, when withholding such consent, that doing so was likely to give rise to a breach of the Repeated Warranties.

11.      Limitations on Claims

11.1 The provisions of this clause 11 (except for clause 11.11 which shall apply generally in its terms) shall operate to define and limit the liability of the Vendor in respect of any Claims and to establish the circumstances within which Claims may be made.

11.2     The maximum aggregate liability of the Vendor in respect of:

         (a)    all Claims shall not exceed the amount of the Consideration;

         (b) (subject to the overall limit in paragraph (a)) all Claims pursuant to paragraph 11 of the Warranties shall not exceed 15,000,000; and

         (c) (subject to the overall limit in paragraph (a)) all Claims other than those made pursuant to paragraphs 1, 2.1, 2.2 or 11 of the Warranties shall not exceed (pounds)10,000,000.

11.3 The Vendor shall not have any liability in respect of any individual Warranty Claim (other than a Claim pursuant to paragraphs 1, 2.1 or 2.2 of the Warranties) unless its liability in respect of such Claim exceeds (pounds)50,000.

         Where a series of Claims arise out of the same act, omission, fact or circumstances, they shall be aggregated for the purposes of determining whether or not the relevant one of these thresholds has been exceeded.

         For the avoidance of doubt amounts for which the Vendor has no liability, or by which its liability is reduced, as a consequence of the operation of this clause 11 or clause 12 shall not be taken into account in determining whether the amount of such Claim exceeds the threshold specified in this clause 11.3.

11.4     (a)    The Vendor shall not have any liability in respect of any
                Warranty Claim (other than a Claim pursuant to paragraphs 1, 2.1 or 2.2 of the Warranties) unless the aggregate amount of its liability in respect of all Claims under the Warranties exceeds
                (pound)1,000,000 in which case it shall only be liable for the excess.

         (b) For the avoidance of doubt, amounts for which the Vendor has no liability, or by which the Vendor's liability is reduced, as a consequence of the operation of this clause 11 and/or clauses 10 or 12 shall not be capable of being aggregated as a Claim or part thereof with other Claims for the purposes of this clause 11.4.

11.5 The Vendor shall not be liable for any Claim unless the Vendor shall have received from the Purchaser written notice containing specific reasonable details of the Claim, including the Purchaser's estimate (on a without prejudice basis) of the amount of such Claim, on or before the date falling one (1) year after the Closing Date.

         The Purchaser shall give notice to the Vendor of the relevant facts or matter that may give rise to a Claim as soon as practicable after it becomes aware of such facts or matter. Failure to give such notice shall not of itself prevent the Purchaser from bringing the relevant Claim, but the Vendor shall not be liable to the Purchaser in respect of such Claim to the extent that the amount of it is increased, or is not reduced, as a result of such failure.

11.6 Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn (and no new claim may be made in respect of the facts giving rise to such withdrawn claim) unless legal proceedings in respect of it have been commenced by both being issued and served within nine (9) months of the rejection in writing of such Claim by the Vendor.

11.7 The liability of the Vendor for any Claim in respect of any fact, matter, event or circumstance shall be reduced or extinguished:

         (a) to the extent that such Claim arises or, such Claim otherwise having arisen, is increased as a result of any legislation not in force at the date hereof or any change of law, regulation, directive, requirement or administrative practice having the force of law or the practice of any tax authority or any change in rates of tax made after the Closing Date;

         (b) to the extent that such Claim would not have arisen but for, or is increased as a result of, a voluntary act, omission, transaction or arrangement (other than any voluntary act, omission, transaction or arrangement which is contemplated by this Agreement) carried out after the Closing Date by the Purchaser or any other member of the Purchaser's Group or their respective directors, employees or agents where such person had actual knowledge that such act, omission, transaction or arrangement would or would be likely to give rise to or increase a Claim and a reasonable alternate course of action was available which would not be expected to give rise to a claim;

         (c) to the extent that the amount of such Claim is recovered under any policy of insurance;

         (d) if the Purchaser failed to comply or procure compliance with the terms of any provision of this Agreement, to the extent that the Vendor could have avoided or mitigated the loss arising from the subject matter of the Claim if the Purchaser had complied with such provision; or

         (e) to the extent that the Claim or breach would not have arisen but for an act, omission, transaction or arrangement carried out by the Vendor or any member of the Vendor's Group at the written request or with the written approval of the Purchaser or any other member of the Purchaser's Group or any of their respective authorised representatives except when any employee of the Vendor's Group who either receives such request or seeks such approval has actual knowledge at the relevant time that the Claim will arise or increase as a result of the matter in respect of which the request, consent or approval is made or given and fails to disclose that fact to the Purchaser.

11.8 If any Claim shall arise by reason of some liability which at the time that the Claim is notified to the Vendor is contingent only, the Vendor shall be under no obligation to make any payment to the Purchaser in respect of such Claim until such time as such contingent liability ceases to be so contingent. Clause 11.6 shall be amended in relation to such Claim so that the Claim shall not be deemed to be withdrawn unless legal proceedings have not been commenced within nine months from the later of (i) the date on which the said liability ceases to be contingent; and (ii) the rejection in writing of such Claim by the Vendor.

11.9 The Purchaser's Group shall not be entitled to recover any Costs more than once to the extent that this could lead to double-recovery of the same Costs in relation to the claims under more than one of the Warranties and/or indemnities provided by members of the Vendor's Group under, or in connection with, this Agreement or the Ancillary Agreements. The Vendor and the Purchaser hereby agree with each other that, to the extent that a benefit or saving obtained by any member of the Purchaser's Group has been taken into account in reducing any claim or has given rise to a payment by the Purchaser's Group under this Agreement, it shall not be so taken into account again or give rise to another such payment.

11.10 Before making a Claim in respect of any breach of the Warranties which is capable of remedy, the Purchaser shall allow the Vendor thirty (30) days after the date on which notice of the relevant facts or matter that may give rise to a Claim is given in accordance with clause 11.5 in order to allow the Vendor to remedy the breach unless to do so would prejudice the Purchaser to any significant extent.

11.11 Each of the Vendor and the Purchaser hereby waives and relinquishes any right of set off or counterclaim, deduction or retention which it might otherwise have in respect of any Claim or out of any payments which it may be obliged to make (or procure to be made) to the other of them pursuant to this Agreement.

11.12 The limitations on liability set out in this clause 11 shall not apply to any liability for any Claim to the extent such Claim is attributable to, or such Claim is increased as a result of, fraud or deceit on the part of the Vendor or any of its Related Persons.

11.13 The sole remedy against the Vendor for any breach by it of any of the Warranties shall be an action for damages. The Purchaser shall not be entitled to rescind this Agreement before or after Closing in any circumstances.

11.14 Nothing in this clause 11 or clauses 10 and 12 shall in any way restrict or limit the general obligation at law of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any breach by the Vendor of the terms of this Agreement or any fact, matter, event or circumstance giving rise to a Warranty Claim.

12.      Further Limitations on Claims

12.1 Where the Purchaser or any other member of the Purchaser's Group is entitled (whether by payment, discount, credit, relief or otherwise) to recover from a third party (including any insurance company or tax authority) any sum in respect of any matter giving rise to a Claim or to obtain any relief, saving or benefit which is in respect of any matter (in each case whether before or after the Vendor has made payment hereunder), the Purchaser shall (or, as appropriate, shall procure that the relevant member of the Purchaser's Group shall):

         (a) as soon as reasonably practicable notify the Vendor and provide such information as the Vendor may reasonably require relating to such potential recovery from that third party or to obtaining such relief, saving or benefit and the steps taken or to be taken by the Purchaser or the relevant member of the Purchaser's Group in connection with it (failure to make such notification or provide such information shall not prevent the Purchaser from making the relevant Claim, but the Vendor shall not be liable to the Purchaser in respect of such Claim to the extent that the amount of it is increased, or is not reduced, as a result of such failure);

         (b) if so required by the Vendor (subject to the Purchaser being fully indemnified to its reasonable satisfaction by the Vendor against all reasonable out-of-pocket costs and expenses incurred by the Purchaser or the relevant member of the Purchaser's Group) take all steps (whether by way of a claim against its insurers or otherwise including but without limitation proceedings) as the Vendor may reasonably require to enforce such recovery or obtain such relief, saving or benefit and comply with the Vendor's reasonable requests as to the timing of such steps; and

         (c) shall keep the Vendor informed of the progress of any action taken,

         and thereafter either:

         (i) any Claim against the Vendor shall be limited (in addition to the limitations on its liability referred to in clauses 10 and 11 and this clause 12) to the amount by which the loss or damage suffered by the Purchaser or any relevant member of the Purchaser's Group as a result of such breach shall exceed the amount so recovered from the third party (net of Tax paid by the Purchaser or relevant member of the Purchaser's Group on such sum and the reasonable costs incurred in recovering such amount) or the value of the relief, saving or benefit obtained, calculated by reference to the amount saved (less the reasonable costs of obtaining such relief, saving or benefit); or

         (ii) if the Vendor has paid to the Purchaser an amount in discharge of a Claim and the Purchaser or any other member of the Purchaser's Group subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party (including any insurance company or tax authority) a sum which is referable to the matter giving rise to the Claim or obtains any relief, saving or benefit which is so referable, the Purchaser shall repay to the Vendor:

                (A) an amount equal to the sum recovered from the third party (net of tax paid by the Purchaser on such sum and the reasonable costs incurred in recovering such sum) or the value of the relief, saving or benefit obtained, calculated by reference to the amount saved (less the reasonable costs of obtaining such relief, saving or benefit); or

                (B) if the figure resulting under sub-paragraph (A) above is greater than the amount paid by the Vendor to the Purchaser or other members of the Purchaser's Group in respect of the relevant Claim, such lesser amount as shall have been so paid by the relevant Vendor.

12.2     Any payment required to be made by the Purchaser, pursuant to clause
         12.1 shall be made:

         (a) in a case where any member of the Purchaser's Group receives a payment, within ten (10) Business Days of the receipt thereof; and

         (b) in a case where any member of the Purchaser's Group obtains a relief, saving or benefit, within ten (10) Business Days of the date on which such relief, saving or benefit gives rise to an increased receipt or reduced payment by the Purchaser's Group.

12.3 If the Purchaser, or any other member of the Purchaser's Group, becomes aware of any third party claim, matter or event (a third party claim) which might reasonably be expected to lead to a Claim being made, the Purchaser shall (subject to being fully indemnified by the Vendor against all reasonable out of pocket costs and expenses incurred by the Purchaser or any member of the Purchaser's Group as a result of so acting):

         (a) procure that notice thereof is promptly given to the Vendor as soon as is reasonably practicable;

         (b) not make (or, as appropriate, shall procure that no other member of the Purchaser's Group shall make) any admission of liability, agreement or compromise with any person, body or authority in relation to any such third party claim without prior consultation with and the prior agreement of the Vendor, which agreement shall not be unreasonably withheld or delayed;

         (c) not take any action which reduces the amount recoverable in respect of such third party claim under any policy of insurance under which any such third party claim would be covered if such action had not been taken;

         (d) take such action as the Vendor may reasonably request to avoid, dispute, resist, appeal, compromise or defend such third party claim;

         (e) ensure, at the request in writing of the Vendor, that the Vendor is placed in a position to take on or take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the third party claim in question, provided that the Purchaser shall not be required to commence any legal proceedings where it or the relevant member of the Purchaser's Group has validly assigned all of its rights in relation to the relevant Claim to the Vendor in a manner which entitles the Vendor to the same benefits in respect of such rights as the Purchaser or the relevant member of the Purchaser's Group had; and

         (f) if the Vendor does not elect to take control of the conduct of proceedings under clause 12.3(e), the Purchaser shall ensure that the Vendor is kept fully informed of any actual or proposed developments (including any meetings) and shall be provided with copies of all material correspondence and documentation relating to such third party claim or action, and such other information, assistance and access to records and personnel as it reasonably requires, and, without prejudice to any other limitation of liability contained in this Agreement, if the Purchaser fails to comply with any of the obligations contained in this clause

         12.3, the Vendor shall not be liable in respect of any such Claim to the extent that the Vendor's liability is increased or, as the case may be, not reduced as a result of the Purchaser's failure. Notwithstanding the foregoing, the Vendor shall not be entitled to assume the defence of any claim, action or demand of a third party (but shall continue to be entitled to exercise the remainder its rights under the above sub-paragraphs) if such claim, action or demand seeks any relief other than damages (including any order, injunction or other equitable relief) against the Purchaser or relevant member of the Purchaser's Group which the Purchaser reasonably determines cannot be separated from a related claim for damages. If such claim for other relief can be separated from the claim for damages at any stage, the Vendor shall be entitled to assume the defence of the claim for damages from that point on.

12.4 Upon any Claim being made, or notification from the Purchaser to the relevant Vendor of any third party claim which might lead to such a Claim being made, the Purchaser shall, and shall co-operate to procure that each other member of the Purchaser's Group shall:

         (a) make available to accountants and other professional advisers appointed by the Vendor such access to relevant personnel and properties and to any relevant records and information as the Vendor may reasonably request in connection with such Claim or third party claim provided that neither the Purchaser nor any member of the Purchaser's Group nor any of their Related Persons shall be required to disclose any legally privileged information; and

         (b) use reasonable endeavours to procure that the auditors (both past and then current) of the relevant member of the Purchaser's Group make available their audit working papers in respect of audits of that company's accounts for any relevant accounting period in connection with such Claim or third party claim, subject to the Vendor entering into a release in a form satisfactory to such auditors in relation to such working papers being made available and provided that such auditors shall not be required to reveal any information which is legally privileged.

         This clause 12 shall not apply to the extent that recovery has been obtained pursuant any other provision of this Agreement.

13.      Undertakings

13.1 After Closing, the Vendor shall and shall procure that each relevant member of its Group shall, and the Purchaser shall and shall procure that each relevant member of the Purchaser's Group shall from time to time, do, execute and deliver, (in each case at its own cost) at the reasonable request of the other party and in a form which is reasonably satisfactory to the other party, all such further acts, deeds, documents, instruments of assignment and transfer as may be necessary to complete the sale and purchase of the Assets in accordance with the terms of this Agreement and otherwise to give effect to the terms of this Agreement and to secure to the parties the full benefit of the rights, powers and remedies conferred upon the parties in this Agreement.

13.2 The Purchaser shall, and it shall procure that each member of its Group shall, provide the Vendor at the Vendor's cost, excluding any costs of management time spent, with such information and the services of such relevant employees as it reasonably requests and as is necessary for the purposes of preparing business accounts in respect of the period up to the Closing Date in accordance with the Vendor's reporting requirements and timetable and all other assistance as the Vendor shall reasonably require for those purposes.

13.3 For a period of ten (10) years after Closing, the Purchaser shall and shall procure that each member of the Purchaser's Group shall give the Vendor and its accountants reasonable access at all reasonable times, and provide copies of, all books and records delivered to the Purchaser on or after Closing as are reasonably required for the purposes of drawing up the accounts of the Vendor and any other purposes including Tax matters, and the Purchaser shall procure that none of such books, records or files is destroyed or disposed of without the prior written consent of the Vendor.

13.4 Notwithstanding any other provision of this Agreement, the Vendor and other members of the Vendor's Group shall be entitled to retain originals or copies of all files, books, personnel, and records relating to litigation existing at Closing, whether or not currently in their possession.

13.5 The Vendor undertakes that it shall not, and shall procure that each other member of its Group shall not for as long as it remains such a member, directly or indirectly, and for one year thereafter, solicit or entice away from any member of the Purchaser's Group any Senior Employee or persuade any such Senior Employee to leave the employment of any member of the Purchaser's Group except that this shall not prevent any member of the Vendor's Group from offering employment to:

         (a) any Senior Employee whose employment with the relevant member of the Purchaser's Group has then ceased or who has given (or received) notice terminating such employment; and

         (b) any Senior Employee who responds to any public recruitment advertisement placed by or on behalf of that member.

14.      Costs

         Save as otherwise provided in this Agreement, each party shall pay (on behalf of itself and members of its Group) any costs and expenses (including without limitation, and save as otherwise provided in this Agreement, any stamp or other documentary or transaction duties and any other transfer taxes) incurred by it or by any member of its Group in connection with the negotiation, preparation, completion and implementation of the transactions contemplated by this Agreement and each of the agreements referred to herein.

15.      Performance by Group Members; Capacity of parties

15.1 Each party shall procure (in respect of any member of its Group which is not wholly-owned, only insofar as it is able) that the members of its Group perform:

         (a) all obligations under this Agreement which are expressed to relate to members of its respective Group; and

         (b) all obligations under any agreement entered into by any member of its Group pursuant to this Agreement (including, without limitation, all of the Transaction Agreements).

         The liability of a party under this clause 15 shall not be discharged or impaired by any amendment to or variation of this Agreement, any release of or granting of time or other indulgence to any member of its Group or any third party or any other act, event or omission which but for this clause would operate to impair or discharge the liability of such party under this clause 15.

15.2 Notwithstanding the disclosure of any agency arrangement in this Agreement, whether a party is acting as agent or principal shall not affect its liability (or the liability of the other party) under this Agreement.

16.      Announcements

16.1 From the date of this Agreement until Closing or termination of this agreement no formal public announcement or press release in connection with the signature or subject matter of this Agreement shall (subject to clause 16.2) be made or issued by or on behalf of any party or any member of its Group upon the signing of this Agreement or at any time between the date hereof and Closing (or such other date, if any, upon which this Agreement terminates in accordance with clause 4) without the prior written approval of the other parties (such approval not to be unreasonably withheld or delayed).

16.2 If a party has an obligation to make or issue any announcement required by law or by any stock exchange or by any governmental authority, the relevant party shall give the other parties every reasonable opportunity to comment on any announcement or release before it is made or issued (provided that this shall not have the effect of preventing the party making the announcement or release from complying with its legal and/or stock exchange obligations).

16.3 No formal public announcement or press release in relation to the termination of this Agreement shall be made or issued by or on behalf of any party or any member of its Group save that as is required by applicable law and regulations containing the minimum amount of information necessary to comply with the relevant requirements. Each party shall give the other every reasonable opportunity to comment on its announcement referred to above (provided that this could not have the effect of preventing such party from complying with its obligations under applicable law and regulations).

17.      Entire Agreement

17.1 This Agreement, the Tripartite Agreement, the Ancillary Agreements, the Confidentiality Agreements (to which both parties to this Agreement (or any member of their respective Groups) are a party), the Disclosure Letter and all other contracts, agreements and arrangements to be entered into pursuant to the terms of this Agreement or contemporaneously herewith (to which both parties to this Agreement (or any member of their respective Groups) are a party)(together the Relevant Agreements) together constitute the whole and only agreement between the parties relating to the sale and purchase of the Assets and any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating thereto are superseded and extinguished.

17.2 Each party (first party) acknowledges and agrees (for itself and on behalf of each other member of its Group) with the other party (for itself and as agent for each other member of its Group and for any of its or their respective Related Persons) that:

         (a) it does not rely on and has not been induced to enter into this Agreement or any other Relevant Agreement by any assurance, representation or warranty (express or implied) made or given by or on behalf of the other party or any member of the other party's Group or any of their respective Related Persons other than those expressly set out in this Agreement or in such other Relevant Agreement or, to the extent that it has so relied and/or been so induced, it has (in the absence of fraud) no rights or remedies in relation thereto and shall make no claim in relation thereto against such parties;

         (b) the other party and the members of the other party's Group, and any of their respective Related Persons, do not owe any duty of care to any member of the first party's Group other than those expressly set out in this Agreement or any other Relevant Agreement; and

         (c) any warranty or other rights which may be implied by law in any jurisdiction in relation to the sale of Assets in such jurisdiction shall be excluded or, if incapable of exclusion, irrevocably waived and it agrees to indemnify each member of the other party's Group and their respective Related Persons in respect of any Costs arising or incurred as a result of claims under any such implied warranties and other rights by the first party or any other member of its Group or their respective successors in title (in the case of the Purchaser, including without limitation any providers of finance to the Purchaser).

17.3 The Purchaser agrees with the Vendor that, save as expressly provided for in this Agreement and without prejudice to the Warranties, neither the Vendor nor any member of its Group shall have any liability to the Purchaser or any member of its Group under or in connection with the BP/ICI Joint Venture Agreements.

17.4 This clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation by a party or a member of its Group or any of their respective Related Persons or where it is otherwise unlawful to do so.

18.      Variation

         No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

19.      Assignment

19.1 No party shall be entitled to assign the benefit of any provision of this Agreement without the prior written approval of the other party except that:

         (a) the Purchaser may, upon giving written notice to each party, assign the benefit of this Agreement in whole or in part (subject, for the avoidance of doubt, to all limitations contained herein including, without limitation, limitations on claims under the Warranties) to one or more members of the Purchaser's Group (a Permitted Assignee) subject to the condition that if such Permitted Assignee shall subsequently cease to be a member of the Purchaser's Group, the Purchaser shall procure that prior to its ceasing to be a member of the Purchaser's Group the Permitted Assignee shall assign so much of the benefit of this Agreement as has been assigned to it to the Purchaser or (upon giving further written notice to the Vendor) to another member of the Purchaser's Group;

         (b) the Purchaser may, upon giving written notice to each party, assign the benefit of this Agreement in whole or in part to a person to whom it transfers the Plants (or any part thereof) at the direction of the providers of finance or their representatives pursuant to the Financing Agreements (as defined in the Contribution Agreement) and any such successor may effect assignments (including the benefit of this clause) in the same manner;

         (c) the Purchaser may, upon giving written notice to each party, assign the benefit of this Agreement in whole to the providers of finance or their representative(s) pursuant to the Financing Agreements (as defined in the Contribution Agreement) and any such providers of Finance (as defined in the Contribution Agreement) or representatives may effect assignments (including the benefit of this clause) in the same manner,

         PROVIDED THAT:

         (1) the assignee (including successors) undertakes in writing to the Vendor to be bound by and (where applicable) to perform all the relevant obligations and limitations of the Purchaser under this Agreement in relation to the benefits assigned;

         (2) any such assignment (including to successors) shall for the avoidance of doubt, be subject to all limitations contained herein, including, without limitation, limitations on Claims;

         (3) if there is an assignment (including to successors) of part of the benefit of this Agreement, such assignment shall only be effective if: (A) such assignee(s) and the Purchaser shall have first appointed a single person (the Agent, who may be the Purchaser or one of the assignees) to be their agent for the purpose of bringing claims against the Vendor, and informed the Vendor in writing of the identity of such Agent; and (B) all claims by the Purchaser or any of the assignees under this Agreement against the Vendor shall be made by the Agent;

         Any purported assignment in contravention of this clause shall be void.

19.2 If any assignment is made pursuant to clause 19.1 above, the liability of the Vendor under this Agreement shall be no greater, and no less, than such liabilities would have been had such assignment not occurred.

                                      28
20.      Severability

         If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

21.      Counterparts

         This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

22.      Notices

22.1 Any notice or other communication to be given by one party to another under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in clause 22.2, or delivering it by hand to the address set out in clause 22.2 and in each case marked for the attention of the relevant party set out in clause 22.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 22). Any notice so served by hand to or fax shall be deemed to have been duly given:

         (a)   in the case of delivery by hand, when delivered;

         (b)   in the case of fax, when received;

         provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

         References to time in this clause are to local time in the country of the addressee.

22.2     The addresses and fax numbers of the parties for the purpose of clause
         22.1 are as follows:

         Vendor
         ------

         Address:        Britannic House,
                         1 Finsbury Circus,
                         London EC2M 7BA

         Fax: 0171 496 4896

         For the attention of:   The Company Secretary

         With a copy to: General Counsel (fax: 0171 496 4896)

         Purchaser
         ---------

         Address:        500 Huntsman Way
                         Salt Lake City
                         Utah 84108
                         USA

         Fax:  001 801 584 5781

         For the attention of:  President

         With a copy to: General Counsel (fax: 001 801 584 5782)

22.3 A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 22, provided that, such notice shall only be effective on:

         (a) the date specified in the notice as the date on which the change is to take place; or

         (b)   if no date is specified or the date specified is less than five
               (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.

23.      Governing law, Jurisdiction and Service of Process

23.1 This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, English law.

23.2 All parties agree that the Courts of England are to have exclusive jurisdiction to settle any dispute (including claims for set off and counterclaim) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by this Agreement or otherwise arising in connection with this Agreement and for such purposes irrevocably submit to the jurisdiction of the English Courts.

23.3 The Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in England. The agent for the Purchaser shall be Trusec Limited currently of 35 Basinghall Street London. Any writ, judgment or other notice of legal process shall be sufficiently served on the Purchaser if delivered to its agent at its address for the time being. If, for any reason the agent the Purchaser ceases to act as such, the Purchaser shall promptly appoint another such agent with an address in England and so advise the Vendor. Failing such appointment and notification, the Vendor shall be entitled to appoint an agent on behalf of the Purchaser at the expense of the Purchaser. A copy of any document served on the agent of the Purchaser shall also be sent to the Purchaser in accordance with the provisions of clause 22.

24.      Exercise of Rights and Remedies

24.1 No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided under this Agreement or any other documents referred to in it shall impair such right, power or remedy or operate as a waiver thereof.

24.2 The single or partial exercise of any right, power or remedy provided under this Agreement or any document referred to in it shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy except where expressly stated in this Agreement.

25.      Confidentiality

25.1 Subject to sub-clause (b) and clause 16, each party and each member of its Group shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

         (a)   the other party or the other party's Group;

         (b) the provisions or the subject matter of this Agreement or any document referred to herein; or

         (c) the negotiations relating to this Agreement or any document referred to herein.

25.2 Either party may disclose information which would otherwise be confidential if and to the extent:

         (a) require by the law of any relevant jurisdiction or for the purpose of any judicial proceedings.

         (b) required by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

         (c) the information is disclosed on a strictly confidential basis to the professional advisers, auditors and bankers of such party provided that such party shall be liable for any failure by its professional advisers, auditors and bankers to keep such information strictly confidential;

         (d) the other party has given its prior written consent to the disclosure;

         (e) it does so to a member of its Group which accepts restrictions in the terms of this clause; or

         (f) required to enable that party to enforce its rights under this Agreement,

         provided that any such information disclosed pursuant to paragraph (a) or (b) shall be disclosed (if practicable in the circumstances) only after notice to the other party.

25.3 The restrictions contained in this clause shall continue to apply after the termination of this Agreement without limit in time.

25.4 Upon Closing, each of the Confidentiality Agreements shall be terminated save to the extent that it relates to any business retained by the Vendor.

                                  Schedule 1
                                    CLOSING

At Closing:

1.       The Vendor shall:

         (a) deliver to the Purchaser a copy of minutes of a duly held meeting of the directors of the Vendor (or a duly constituted committee thereof) authorising the execution by the Vendor of this Agreement, the Ancillary Agreements in the agreed form and any other agreement which pursuant to the terms of this Agreement is to be entered into on or before Closing to which the Vendor is a party and, in the case where such execution is authorised by a committee of the board of directors of the relevant Vendor, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof (in each case such copy minutes being certified as correct by the secretary of the relevant Vendor);

         (b) deliver to the Purchaser a copy of minutes of a duly held meeting of the directors of each of the relevant members of the Vendor's Group (or a duly constituted committee thereof) authorising the execution by the relevant member of the Vendor's Group of the Ancillary Agreements in the agreed form and any other agreement which pursuant to the terms of this Agreement is to be entered into on or before Closing to which the relevant member of the Vendor's Group is a party and, in the case where such execution is authorised by a committee of the board of directors of the relevant member of the Vendor's Group, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof (in each case such copy minutes being certified as correct by the secretary of the relevant member of the Vendor's Group);

         (c) deliver (or procure the delivery of) to the Purchaser, executed counterparts of the Ancillary Agreements in the agreed form and any other agreement which pursuant to the terms of this Agreement is to be entered into on or before Closing duly executed by the Vendor and/or the relevant members of the Vendor's Group;

         (d) deliver or shall procure that the relevant member of the Vendor's Group shall deliver to the Purchaser (as agent for Huntsman ICI Petrochemicals (UK) Limited)or its nominee all the Assets which are capable of transfer by delivery with the intent that title in such assets shall pass by and upon such delivery.

2.       The Purchaser shall:

         (a)   deliver to the Vendor:

               (i) a copy of the minutes of a duly held meeting of the directors of the Purchaser (or a duly constituted committee thereof) authorising the execution by the Purchaser of this Agreement, the Ancillary Agreements in the agreed form and any other agreement which pursuant to the terms of this Agreement is to be entered into on or before Closing to which the Purchaser is a party and, in the case where such execution is authorised by a committee of the board of directors of the Purchaser, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof (in each case such copy minutes being certified as correct by the secretary of the Purchaser);

               (ii) a copy of the minutes of a duly held meeting of the directors of each of the relevant members of the Purchaser's Group (or a duly constituted committee thereof) authorising the execution by the relevant member of the Purchaser's Group of the Ancillary Agreements in the agreed form and any other agreement which pursuant to the terms of this Agreement is to be entered into on or before Closing to which the relevant member of the Purchaser's Group is a party and, in the case where such execution is authorised by a committee of the board of directors of the relevant member of the Purchaser's Group, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof (in each case such copy minutes being certified as correct by the secretary of the relevant member of the Purchaser's Group);

               (iii) a receipt acknowledging delivery of all documents required to be delivered by the Vendor pursuant to this Schedule 1;

               (iv) deliver (or procure the delivery of) to the Vendor of executed counterparts of the Ancillary Agreements in the agreed form and any other agreement which pursuant to the terms of this Agreement is to be entered into on or before Closing; and

         (b) procure the payment by Huntsman ICI Petrochemicals (UK) Limited of the Consideration to the Vendor in respect of the Assets in accordance with the provisions of clause 3.

Each of the Vendor and the Purchaser shall, and shall procure that the members of their respective Group shall, comply with the provisions of this Schedule 1 and at all times from Closing, do all things as may be required to give effect to the provisions of this Schedule 1, including, without limitation, the execution of all deeds and documents, procuring the convening of all meetings, the giving of all necessary waivers and consents and the passing of all resolutions and otherwise exercising all powers and rights available to them.

                                  Schedule 2
                                  WARRANTIES

Capacity and conduct of business

1.1 The Vendor and any other party to any Transaction Agreement who is a member of the Vendor's Group is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated and has (or will have at the time such agreements are entered into and performed) the necessary corporate power and corporate authority to enter into and to perform those of the Transaction Agreements to which it is a party.

1.2 Those of the Transaction Agreements to which they are party constitute valid and binding obligations of the Vendor and any other party to any Transaction Agreement who is a member of the Vendor's Group.

1.3 The execution, delivery and compliance with the terms of those of the Transaction Agreements to which they are party by the Vendor and any other party to any Transaction Agreement who is a member of the Vendor's Group will:

         (a) not constitute a breach of any Contract or entitle any person to terminate or avoid any Contract;

         (b) be in compliance with the memorandum and articles of association, bye-laws or other equivalent constitutional documents of the Vendor and such other member of its Group;

         (c) not contravene any order, judgement, decree, law or regulation by which the Vendor or such other member of its Group is bound.

Assets and Insurance

2.1 The Vendor (or another member of the Vendor's Group) has full legal and beneficial title to the Assets and either has in its possession, or is entitled (subject to any Permitted Encumbrance) to take possession of, each of the Assets capable of possession.

2.2 None of the Assets is subject to any encumbrance (including without limitation any debenture, mortgage, charge, lien, deposit by way of security, bill of sale, option or right of pre-emption) other than any Permitted Encumbrances and there is no agreement or commitment to give or create any.

2.3 No member of the Vendor's Group has any ownership interest in or possession of or right of possession over:

         (a) books or records containing information which Relates to the Assets, with the exception of records containing such information which the Vendor has received in the normal course of the relationship between the Vendor and ICI Chemicals & Polymers Limited (as operator) and for internal reports, memoranda and analyses prepared by the Vendor therefrom or relating thereto; or

         (b) plant, machinery or other equipment used exclusively or primarily at or in the operation of the Plants.

Compliance with law

3. Neither the Vendor nor any member of the Vendor's Group is, in relation to the Assets, in contravention of any law, statute, order or regulation of any relevant jurisdiction (other than any anti-trust or similar legislation), where such contravention when taken together with contraventions arising out of the same or related acts, omissions, facts or circumstances will cause a material adverse effect on the Assets. This Warranty does not apply to the BPCL Interest.

Litigation, insolvency and product liability

4.1 Neither the Vendor nor any member of the Vendor's Group is party to any litigation, arbitration, administrative or criminal proceedings likely to involve the Vendor or any member of the Vendor's Group paying any sum in excess of (pound)50,000 which will, individually or collectively, cause a material adverse effect on the Assets or the operation of the Plants or which otherwise will, individually or collectively, cause a material adverse effect on the Assets or the operation of the Plants and, so far as the Vendor is aware, there are no such proceedings pending or threatened in writing.

4.2 There are no orders, decrees, judgments or agreements with any Court or governmental authority or agency to which the Vendor or any member of the Vendor's Group is a party or by which the Vendor or any member of the Vendor's Group is bound which will, individually or collectively, cause a material adverse effect on the Assets or the operation of the Plants.

4.3 No member of the Vendor's Group is engaged in any litigation or arbitration proceedings which are likely, individually or collectively, to have a material effect on the capacity of the Vendor or any member of the Vendor's Group to perform its obligations under this Agreement or any Ancillary Agreement and, so far as the Vendor is aware, no such legal or arbitration proceedings have been threatened in writing.

4.4 No administrator, receiver or administrative receiver or any other equivalent officer has been appointed in respect of the Vendor or, to the extent relevant to performance of obligations under this Agreement, any member of the Vendor's Group or in respect of any part of the assets or undertakings of any such company.

4.5 No petition has been presented, no order has been made, no resolution has been passed and no meeting has been convened for the winding-up of the Vendor or, to the extent relevant to performance of obligations under this Agreement, any member of the Vendor's Group or for an administration order or the equivalent in the relevant jurisdiction of incorporation to be made in relation to any such company.

4.6 Neither the Vendor nor, to the extent relevant to performance of obligations under this Agreement, any member of the Vendor's Group is unable to pay its debts as they fall due.

4.7 No distress, distraint, charging order, garnishee order, execution or other equivalent process in the jurisdiction of incorporation has been levied or, so far as the Vendor is aware, applied for in respect of the whole or any material part of the property, assets and/or undertaking of the Vendor or, to the extent relevant to performance of obligations under this Agreement, any member of the Vendor's Group and remains outstanding.

Contracts

5.1 No member of the Vendor's Group has received written notice of any breach of, or default under, any Contract and, so far as the Vendor is aware, no other party to a Contract is in breach of, or in default under, any Contract.

5.2 The Vendor has provided to the Purchaser a complete and up to date copy of each Contract incorporating all of its terms and conditions.

5.3 Each Contract is valid and enforceable in accordance with its terms, save that:

         (a) the nature and availability of the remedies provided by the English courts would depend on the circumstances. These remedies, including an order by the court requiring the payment of damages or the payment of a sum due, would be available subject to principles of law, equity and procedure of general application. Some remedies, including an order by the court requiring specific performance of an obligation or the issue of an injunction, would be entirely within the discretion of the court. The possibility of obtaining any remedy would be lost if proceedings were not to be commenced within certain time limits. The English courts have power to stay proceedings and may decline jurisdiction, notably if concurrent proceedings are being brought elsewhere. Accordingly, enforcement of the obligations of the counterparties under the Contracts would not be certain in every circumstance;

         (b) laws relating to liquidation or administration or other laws or procedures affecting generally the enforcement of creditors' rights may affect the obligations of the counterparties under the Contracts and the remedies available;

         (c) English law may have to have regard to the law of the place of performance of any obligation under the Contracts which is to be performed outside England and Wales. It may refer to that law in relation to the manner of performance and the steps to be taken in the event of defective performance;

         (d) there could be circumstances in which a certificate, determination or the like given or made, or discretion exercised, pursuant to a Contract would not be treated as final; and

         (e) any obligation which is in the nature of a penalty for the failure to perform another obligation would not be valid, binding or enforceable.

Licences and consents

6.1 The Vendor and other members of the Vendor's Group together have all governmental authorisations, licences, consents, permissions, approvals and qualifications (being qualifications which the Vendor or another member of the Vendor's Group is required to have for such purpose by applicable law) necessary to use the Assets in all material respects in the manner in which Assets are now used and such authorisations, licences, consents, permissions, approvals or qualifications as are so necessary are in full force and effect and, so far as the Vendor is aware, there are no circumstances which are likely to cause any such authorisation, licence, consent, permission or approval not to be renewed or revoked, where its revocation or non-renewal (or such revocations or non-renewals collectively) will cause a material adverse effect on the Assets. This Warranty does not apply to the BPCL Interest.

6.2      All the authorisations, licences and consents referred to in paragraph
         6.1 are valid and subsisting and have been complied with in all material respects.

Recent Events

7. Since 31st December 1998 and except for the purpose of giving effect to the transactions contemplated by this Agreement the activities of the Vendor and each other applicable member of the Vendor's Group in relation to the Assets have in all material respects been in the ordinary course consistent with its past practices.

Intellectual Property & Information Technology

8.1 Save for Information the rights in which the Purchaser will acquire pursuant to the Contracts, no Intellectual Property Rights or Information of any member of the Vendor's Group and no Computer Systems of any member of the Vendor's Group have been used in the operation of the Plants within the 24 months preceding the date of this Agreement.

8.2 No material agreements have been entered into by any member of the Vendor's Group in relation to any Intellectual Property Rights or Information which, or the rights in which, are owned by any third party and which Relate to the Assets or the operation of the Plants.

Employees

9. No employees of any member of the Vendor's Group are employed at or in the operation of the Plants.

Environmental Matters

10. For the purposes of the warranties in this paragraph 10, where applicable the definitions in Schedule 14 of the Contribution Agreement shall apply.

10.1 So far as the Vendor is aware, during the period of three years expiring on the date of this Agreement, each member of the Vendor's Group has complied with all material Environmental Permits and Environmental Laws except where failure to comply would not have a material adverse effect on the Assets. This Warranty does not apply to the BPCL Interest.

10.2 All material Environmental Permits required by any member of the Vendor's Group in connection with the Assets have been obtained and are in full force and effect and, so far as the Vendor is aware, no circumstances exist which are likely to result in (a) the variation, limitation or revocation of any such Environmental Permit; or (b) any such

         Environmental Permit not being extended, renewed or granted (provided that the transactions provided for in this Agreement do not constitute a "circumstance" for the purpose of this Agreement) except where such circumstances, or the matters referred to in (a) or (b) would not have a material adverse effect on the Assets. This Warranty does not apply to the BPCL Interest.

10.3 No member of the Vendor's Group is party to any litigation, proceedings or claim by any relevant authority or other person under Environmental Laws or in relation to Environmental Matters and, so far as the Vendor is aware, none is threatened except, in each case, where such actual or threatened litigation, proceedings or claim would not have a material adverse effect on the Assets or the operation of the Plants.

The Plants

11.1     Neither BPCL nor any member of its Group:

         (a)      operates or maintains the Plants (or any part thereof);

         (b) requires any governmental authorisation, licence, consent, permission, approval or qualification by reason of or in connection with the BPCL Interest; or

         (c)      is the sole owner of any part of the Plants.

                                  Schedule 3
                                     SITE

     The Site comprises the following properties:

     1. Olefins 6 Plant at Wilton Works, Wilton, Redcar and Cleveland, England (shown on plan OM1 in the agreed form);

     2. Butadiene Storage, Ethylene Control and Olefins 5 Plant and Lima compound 8 at Wilton Works, Wilton, Redcar and Cleveland, England (shown on plan OM2 in the agreed form);

     3. Central Control Area, Wilton Works, Wilton, Redcar and Cleveland, England (shown on plan OM3 in the agreed form);

     4. Brine Reservoirs to the south of Wilton Works, Wilton, Redcar and Cleveland, England (shown edged red on plan 4 in the agreed form);

     5. Part of Teesport Works, Redcar and Cleveland, England (shown on plan OM5 in the agreed form);

     6. Part of North Tees Works, Stockton on Tees, England (shown on plan OM6 in the agreed form);

     7.       Jetty A, North Tees Works, Stockton on Tees, England;

     8.       Compound 38, Saltholme (shown on plan OM7 in the agreed form);

     9.       Ethylene Pipeline Garage, Wilton, Redcar and Cleveland, England;

     10.      No. 2 Process Office, Wilton, Redcar and Cleveland, England;

     11.      Wilton Centre, Wilton, Redcar and Cleveland, England.



     [Note: the last 3 are short leasehold offices to be assigned. Plans are not needed.]

     References in this Schedule to agreed form plans are to agreed form plans for the purposes of the Contribution Agreement.

SIGNED                             )
for and on behalf of               )
BP CHEMICALS LIMITED               )
by LAURENCE MALLETT as its         )        L. Mallett
duly authorised attorney           )


SIGNED                             )
for and on behalf of               )
HUNTSMAN ICI CHEMICALS LLC         )
by MARTIN MICHIELS as its          )        Martin Michiels
duly authorised attorney           )